EXHIBIT 32.1

CERTIFICATION PURSUANT TO
SECTION 1350, CHAPTER 63 OF TITLE 18, UNITED STATES CODE,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

We, Samuel A. Kovnat, Chief Executive Officer, and David D. Cryer, Chief Financial Officer, of Flight Safety Technologies, Inc. (the "Company"), certify, pursuant to Section 1350, Chapter 63 of Title 18, United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)     This Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)); and

(2)     The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

January 16, 2007	By:	/s/ Samuel A. Kovnat

Samuel A. Kovnat Its Chief Executive Officer
January 16, 2007	By:	/s/ David D. Cryer

David D. Cryer Its Chief Financial Officer